Exhibit 12.1

Security Capital Assurance Ltd
Computation of Ratio of Earnings to Fixed Charges and Preference Share Dividends
(U.S. Dollars in Thousands)

		Nine Months Ended September 30,		-------------------------- Fiscal Year Ended December 31,-----------------------
	2007		2006	2006	2005	2004	2003	2002

Pre-tax income from continuing operations		$(22,895.0)	$89,499.0	$127,455.1	$91,397.1	$77,059.3	$73,067.3	$65,716.1	:
Fixed charges	:	1,073.0	1,073.0	2,146.1	2,146.1	2,271.3	2,271.3	1,072.1	:
Subtotal	:	(23,968.0)	88,426.0	125,309.0	89,251.0	74,788.0	70,796.0	64,644.0	:
Less: Minority interest - Dividends on Redeemable
Preferred Shares		2,723.0	6,877.0	7,954.0	8,805.0	15,934.0	9,491.0	8,866.0
Net Income		$(26,691.0)	$81,549.0	$117,355.0	$80,446.0	$58,854.0	$61,305.0	$55,778.0	:
	:								:
Fixed Charges:	:								:
Interest costs		$-	$-	$-	$-	$-	$-	$-	:
Rental Expense at 39% (1)	:	1,609.6	1,609.6	2,146.1	2,146.1	2,271.3	2,271.3	1,072.1	:
	:	1,609.6	1,609.6	2,146.1	2,146.1	2,271.3	2,271.3	1,072.1	:
Total fixed charges:	:								:
Minority interest - dividends on redeemable preferred	:								:
shares		2,723.0	6,877.0	7,954.0	8,805.0	15,934.0	9,491.0	8,866.0
Total fixed charges and preference share
dividends		$4,332.6	$8,486.6	$10,100.1	$10,951.1	$18,205.3	$11,762.3	$9,938.1

Ratio of earnings to fixed charges	:	N/A (2)	55.6	59.4	42.6	33.9	32.2	61.3	:
Ratio of earnings to combined fixed charges and	:								:
preference share dividends		N/A (2)	10.5	12.6	8.3	4.2	6.2	6.6

(1) Represents calculated aggregate interest embedded in leases in-force during the years indicated as a percentage of total lease payments required over the terms of such leases. The interest rate utlized to determine the embedded factor was 5% and was selected to be representative of a AAA corporate bond rate over a 20 year term.

(2) Our earnings were insufficient to cover fixed charges and fixed charges and preference share dividends for the nine month period ended September 30, 2007. The amounts of such deficiencies were $28,300.6 thousand and $31,023.6 thousand, respectively.